Exhibit 4.22

Execution Copy

AMENDED AND RESTATED
GUARANTY AND COLLATERAL AGREEMENT
dated as of April 2, 2008
among
KIDS LINE, LLC,
SASSY, INC.,
LAJOBI, INC.,
I & J HOLDCO, INC.
and
THE OTHER PARTIES HERETO
as Grantors,
and
LASALLE BANK NATIONAL ASSOCIATION,
as the Administrative Agent

AMENDED AND RESTATED
GUARANTY AND COLLATERAL AGREEMENT
     This Amended and Restated Guaranty and Collateral Agreement dated as of April 2, 2008 (this “Agreement”) is entered into among KIDS LINE, LLC, a Delaware limited liability company (“Kids Line”), SASSY, INC., an Illinois corporation (“Sassy”), LAJOBI, INC., a Delaware corporation (“LaJobi”), I & J HOLDCO, INC., a Delaware corporation (“I&J”), those Subsidiaries that are or, in accordance with Section 10.10 of the Credit Agreement, may hereafter become parties to the Credit Agreement (as defined herein) as “Borrowers” (Kids Line, Sassy, LaJobi, I & J and such Subsidiaries are sometimes referred to herein collectively as the “Borrowers”) and those Subsidiaries that are or, in accordance with Section 10.10 of the Credit Agreement, may hereafter become parties hereto and to the Credit Agreement as “Guarantors” (collectively, the “Guarantors”) (the Borrowers and the Guarantors being collectively referred to herein as the “Grantors”, and each a “Grantor”) and any other person that becomes a party hereto as provided herein being, collectively, the “Grantors”, in favor of LASALLE BANK NATIONAL ASSOCIATION, as the “Administrative Agent” for itself and the Lenders (as defined in the Credit Agreement).
     Kids Line, Sassy, the Administrative Agent and certain Lenders previously entered into the Existing Credit Agreement (as defined in the Credit Agreement) pursuant to which the “Lenders” party thereto agreed to make certain credit facilities available to Kids Line, Sassy and any other “Borrowers” (as defined in the Existing Credit Agreement) party thereto. In connection with such extension of credit, such Borrowers and certain other parties executed that certain Guaranty and Collateral Agreement dated as of March 14, 2006 (as amended prior to the date hereof, the “Existing Guaranty and Collateral Agreement”) pursuant to which the “Grantors” party thereto (i) provided certain guarantees in favor of the Administrative Agent on behalf of itself and such Lenders and (ii) granted to the Administrative Agent on behalf of itself and such Lenders a security interest in the “Collateral” as defined therein.
     As of the date hereof, the Existing Credit Agreement is being amended and restated at the request of the Borrowers party thereto and the parties hereto are entering into an Amended and Restated Credit Agreement of even date herewith among the Borrowers, the other Grantors from time to time party thereto, the Lenders, and the Administrative Agent (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”) pursuant to which the Administrative Agent and the Lenders have severally agreed to add additional Borrowers, increase the amount of the term loan facility and revolving credit facility (which includes letters of credit) available to the Borrowers, permit the Target Acquisitions and make certain other amendments thereto, in each case, upon the terms and conditions set forth therein. In connection therewith, the parties hereto desire to amend and restate the Existing Guaranty and Collateral Agreement in its entirety.
     The Administrative Agent and Lenders have severally agreed to extend credit and provide other financial accommodations to the Borrowers pursuant to the Credit Agreement. The Borrowers are affiliated with each other Grantor. The Borrowers and the other Grantors are engaged in interrelated businesses, and each Grantor will derive substantial direct and indirect benefit from extensions of credit under the Credit Agreement. It is a condition precedent to the Administrative Agent’s and each Lender’s obligation to extend credit under the Credit

Agreement that the Grantors shall have executed and delivered this Agreement to the Administrative Agent for the benefit of itself and all the Lenders.
     In consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Administrative Agent and the Lenders to extend credit and provide other financial accommodations thereunder, each Grantor hereby agrees with the Administrative Agent, for the benefit of itself and the Lenders, as follows:
SECTION 1 DEFINITIONS.
          1.1 Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms are used herein as defined in the UCC: Accounts, Account Debtor, Certificated Security, Commercial Tort Claims, Deposit Accounts, Documents, Electronic Chattel Paper, Equipment, Goods, Instruments, Inventory, Leases, Letter-of-Credit Rights, Money, Payment Intangibles, Supporting Obligations, Tangible Chattel Paper.
          1.2 When used herein the following terms shall have the following meanings:
     Assigned Agreements means (i) the Acquisition Documents, together with all security agreements, and all liens, security interest and other encumbrances granted thereunder, (ii) any agreement executed from time to time in favor of any Grantor by their customers securing the purchase price of goods purchased by such customers from such Grantor (or any of them), and (iii) each material document, instrument and agreement to be executed in connection with each Permitted Acquisition.
     Agreement has the meaning set forth in the preamble hereto.
     Borrower Obligations means all Obligations of the Borrowers.
     Chattel Paper means all “chattel paper” as such term is defined in Section 9-102(a)(11) of the UCC and, in any event, including with respect to any Grantor, all Electronic Chattel Paper and Tangible Chattel Paper.
     Collateral means (a) all of the personal property now owned or at any time hereafter acquired by any Grantor or in which any Grantor now has or at any time in the future may acquire any right, title or interest, including all of each Grantor’s Accounts, Chattel Paper, Commercial Tort Claims, Deposit Accounts, Documents, Equipment, Fixtures, General Intangibles, Goods, Instruments, Intellectual Property, Inventory, Investment Property, Leases, Letter-of-Credit Rights, Money, Supporting Obligations, and Identified Claims, (b) all of the real property mortgaged by any Grantor to the Administrative Agent, (c) all books and records pertaining to any of the foregoing and to each Grantor’s business, (d) any other property of any Grantor now or hereafter in the possession, custody or control of the Administrative Agent, or any Lender or any participant with any Lender in the Loans, for any purpose (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise), (e) all additions and accessions to, substitutions for, and replacements, products and Proceeds of any of the foregoing, including without limitation, proceeds of all insurance policies insuring the foregoing property, and (f) all collateral security and guaranties given by any Person with respect to any of the foregoing. Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof. Notwithstanding the foregoing, in no event shall any equity interest of any Second-Tier Foreign Subsidiary or more than 65% of the total outstanding equity interests of any First-Tier Foreign Subsidiary of any Grantor be deemed at any time to be “Collateral” hereunder. Anything contained in this Agreement to the contrary notwithstanding, the term “Collateral” shall not include any rights or interests in any real property lease or any contract, permit, license, charter or other agreement covering personal property that are now or hereafter held by any Grantor in the event that as a result of an assignment thereof or grant of a security interest therein, such Grantor’s rights in or with respect to such real property lease, contract, permit, license, charter, or other agreement would be forfeited or such Grantor would be deemed to have breached or defaulted under such real property lease, contract, permit, license, charter or other agreement pursuant to restrictions contained in such real property lease, contract, permit, license, charter, or other agreement (but only to the extent such prohibition is enforceable at law) (such real estate leases, contracts, permits, licenses, charters and other agreements in existence as of the date hereof are set forth on Schedule 1.1A attached hereto, as the same may be updated in accordance with Section 5.10(f)(y); all such real estate leases, contracts, permits, licenses, charters and other agreements being the “Restricted Agreements”); provided that the security interest granted herein and the term “Collateral” shall include the right to receive payments and other Proceeds with respect to such Restricted Agreements and the Goods produced under such Restricted Agreements and the Proceeds thereof (except for the Restricted Agreements set forth on Schedule 1.1B attached hereto as the same may be updated monthly to reflect any additions or changes thereto); and provided further that the applicable Grantor shall, after the Administrative Agent’s request, have used its reasonable efforts to provide notice to the Administrative Agent of such restrictions contained in any Restricted Agreement to an assignment thereof or a grant of a security interest therein. In addition, the term “Collateral” shall not include Equipment which is subject to a Permitted Lien described in Section 11.2(d) of the Credit Agreement, which pursuant to and for so long as the terms of any lease or financing agreement with respect thereto prohibits the granting of a security interest in such Equipment (so long as such restriction is limited to the particular Equipment financed or leased thereunder).
     Contract Rights means all of the Grantors’ rights and remedies with respect to the Assigned Agreements.
     Copyrights means all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, including those listed on Schedule 5 hereto, all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office, and the right to obtain all renewals of any of the foregoing.
     Copyright Licenses means all written agreements naming any Grantor as licensor or licensee, including those listed on Schedule 5 hereto, granting any right under any Copyright, including the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.
     Credit Agreement has the meaning set forth in the recitals hereto.

     Existing Guaranty and Collateral Agreement has the meaning set forth in the preamble hereto.
     Fixtures means all of the following, whether now owned or hereafter acquired by a Grantor: plant fixtures; business fixtures and other fixtures, wherever located; and all additions and accessories thereto and replacements therefor.
     General Intangibles means all “general intangibles” as such term is defined in Section 9-102(a)(42) of the UCC and, in any event, shall include with respect to any Grantor, all Payment Intangibles, all contracts and Contract Rights (including all Assigned Agreements and Seller Undertakings), agreements, instruments and indentures in any form, and portions thereof, to which such Grantor is a party or under which such Grantor has any right, title or interest or to which such Grantor or any property of such Grantor is subject, as the same from time to time may be amended, supplemented or otherwise modified, including, without limitation, (a) all rights of such Grantor to receive monies due and to become due to it thereunder or in connection therewith, (b) all rights of such Grantor to damages arising thereunder and (c) all rights of such Grantor to perform and to exercise all remedies thereunder; provided, that the foregoing limitation shall not affect, limit, restrict or impair the grant by such Grantor of a security interest pursuant to this Agreement in any Receivable or any money or other amounts due or to become due under any such Payment Intangible, contract, agreement, instrument or indenture.
     Grantor means the collective reference to the Borrowers and each other Person that becomes a party to this Agreement in accordance with Section 8.16.
     Guarantor Obligations means, collectively, with respect to each Guarantor, all Obligations of such Guarantor.
     Guarantors means the collective reference to each Grantor other than the Borrowers.
     Identified Claims means the Commercial Tort Claims described on Schedule 7 as such schedule shall be supplemented from time to time.
     Intellectual Property means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks and the Trademark Licenses, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
     Intercompany Note means any promissory note evidencing loans made by any Grantor to any other Grantor.
     Investment Property means the collective reference to (a) all “investment property” as such term is defined in Section 9-102(a)(49) of the UCC (other than the equity interest of any Foreign Subsidiary excluded from the definition of Pledged Equity), (b) all “financial assets” as such term is defined in Section 8-102(a)(9) of the UCC, and (c) whether or not constituting “investment property” as so defined, all Pledged Notes and all Pledged Equity.

     Issuers means the collective reference to each issuer of any Investment Property.
     LaJobi Sellers means LaJobi Industries, Lawrence Bivonia and Joseph Bivonia.
     Paid in Full means (a) the payment in full in cash and performance of all Secured Obligations (other than unasserted contingent and indemnification obligations), (b) the termination of all Commitments and (c) either (i) the cancellation and return to the Administrative Agent of all Letters of Credit or (ii) the cash collateralization of all Letters of Credit in accordance with the Credit Agreement.
     Patents means (a) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof and all goodwill associated therewith, including any of the foregoing referred to in Schedule 5, (b) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, including any of the foregoing referred to in Schedule 5, and (c) all rights to obtain any reissues or extensions of the foregoing.
     Patent Licenses means all agreements, whether written or oral, providing for the grant by or to any Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent, including any of the foregoing referred to in Schedule 5.
     Pledged Equity means the equity interests listed on Schedule 1, together with any other equity interests, certificates, options or rights of any nature whatsoever in respect of the equity interests of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect; provided that in no event shall more than 65% of the total outstanding equity interests of any First-Tier Foreign Subsidiary be required to be directly or indirectly pledged hereunder; and provided, further that in no event shall any of the equity interests of any Second-Tier Foreign Subsidiary be required to be directly or indirectly pledged hereunder.
     Pledged Notes means all promissory notes listed on Schedule 1, all Intercompany Notes at any time issued to any Grantor and all other promissory notes issued to or held by any Grantor (other than (a) promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business and (b) any individual promissory note which is less than $250,000 in principal amount, up to an aggregate of $500,000 for all such promissory notes excluded under this clause (b)).
     Proceeds means all “proceeds” as such term is defined in Section 9-102(a)(64) of the UCC and, in any event, shall include all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.
     Receivable means any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including any Accounts).
     Restricted Agreements has the meaning set forth in the definition of “Collateral.”
     Secured Obligations means, collectively, the Borrower Obligations and Guarantor Obligations.

     Securities Act means the Securities Act of 1933, as amended.
     Seller Undertakings means, collectively, all representations, warranties, covenants and agreements in favor of any Grantor, and all indemnifications for the benefit of any Grantor relating thereto, pursuant to the Assigned Agreements.
     Sellers means, collectively, (i) the CoCaLo Sellers and the LaJobi Sellers, (ii) customers of any Grantor that have executed an agreement in favor of such Grantor securing the purchase price of goods purchased from such Grantor and (iii) any party obligated to a Grantor under any material document, instrument or agreement executed in connection with a Permitted Acquisition.
     Trademarks means (a) all trademarks, trade names, corporate names, the Grantors’ names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, including any of the foregoing referred to in Schedule 5, and (b) the right to obtain all renewals thereof.
     Trademark Licenses means, collectively, each agreement, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trademark, including any of the foregoing referred to in Schedule 5.
     UCC means the Uniform Commercial Code as in effect on the date hereof and from time to time in the State of New York, provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interests in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect on or after the date hereof in any other jurisdiction, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy.
SECTION 2 GUARANTY.
          2.1 Guaranty. (a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, as a primary obligor and not only a surety, guaranties to the Administrative Agent, for the benefit of itself and of the Lenders, and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrowers when due (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations.
          (b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guarantied by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2).

          (c) Each Guarantor agrees that the Secured Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guaranty contained in this Section 2 or affecting the rights and remedies of the Administrative Agent or any Lender hereunder.
          (d) The guaranty contained in this Section 2 shall remain in full force and effect until all of the Secured Obligations shall have been Paid in Full.
          (e) No payment made by the Borrowers, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any Lender from the Borrowers, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Secured Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Secured Obligations or any payment received or collected from such Guarantor in respect of the Secured Obligations), remain liable for the Secured Obligations up to the maximum liability of such Guarantor hereunder until the Secured Obligations are Paid in Full.
          2.2 Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the Lenders, and each Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guarantied by such Guarantor hereunder.
          2.3 No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Administrative Agent or any Lender, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Borrowers or any other Guarantor or any collateral security or guaranty or right of offset held by the Administrative Agent or any Lender for the payment of the Secured Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrowers or any other Guarantor in respect of payments made by such Guarantor hereunder, until all of the Secured Obligations are Paid in Full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Secured Obligations shall not have been Paid in Full, such amount shall be held by such Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Secured Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

          2.4 Amendments, etc. with respect to the Secured Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Secured Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender and any of the Secured Obligations continued, and the Secured Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guaranty therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all the Lenders, as the case may be) and, to the extent required thereunder, the other parties thereto may deem advisable from time to time. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Secured Obligations or for the guaranty contained in this Section 2 or any property subject thereto.
          The Administrative Agent or any Lender may, from time to time, at its sole discretion and without notice to any Guarantor (or any of them), take any or all of the following actions: (a) retain or obtain a security interest in any property to secure any of the Secured Obligations or any obligation hereunder, (b) retain or obtain the primary or secondary obligation of any obligor or obligors, in addition to the undersigned, with respect to any of the Secured Obligations, (c) extend or renew any of the Secured Obligations for one or more periods (whether or not longer than the original period), alter or exchange any of the Secured Obligations, or release or compromise any obligation of any of the undersigned hereunder or any obligation of any nature of any other obligor with respect to any of the Secured Obligations, (d) release any guaranty or right of offset or its security interest in, or surrender, release or permit any substitution or exchange for, all or any part of any property securing any of the Secured Obligations or any obligation hereunder, or extend or renew for one or more periods (whether or not longer than the original period) or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any such property, and (e) resort to the undersigned (or any of them) for payment of any of the Secured Obligations when due, whether or not the Administrative Agent or such Lender shall have resorted to any property securing any of the Secured Obligations or any obligation hereunder or shall have proceeded against any other of the undersigned or any other obligor primarily or secondarily obligated with respect to any of the Secured Obligations.
          2.5 Waivers. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Secured Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon the guaranty contained in this Section 2 or acceptance of the guaranty contained in this Section 2; the Secured Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guaranty contained in this Section 2, and all dealings between the Borrowers and any of the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guaranty contained in this Section 2. Each Guarantor waives (a) diligence, presentment, protest, demand for payment and notice of default, dishonor or nonpayment and all other notices whatsoever to or upon the Borrowers or any of the Guarantors with respect to the Secured Obligations, (b) notice of the existence or creation or non-payment of all or any of the Secured Obligations and (c) all diligence in collection or protection of or realization upon any Secured Obligations or any security for or guaranty of any Secured Obligations.
          2.6 Payments. Each Guarantor hereby guaranties that payments by such Guarantor hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars at the office of the Administrative Agent specified in the Credit Agreement.
SECTION 3 GRANT OF SECURITY INTEREST.
          3.1 Grant. Each Grantor hereby collaterally assigns and transfers to the Administrative Agent, and hereby grants to the Administrative Agent, for the benefit of itself and the Lenders, a continuing security interest in all of its Collateral, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations or the Guarantor Obligations, as the case may be.
          3.2 Collateral Assignment of Rights under the Assigned Agreements. Each Grantor hereby irrevocably authorizes and empowers the Administrative Agent or its agents, in their sole discretion, to assert, either directly or on behalf of any Grantor, at any time that an Event of Default has occurred and is continuing, any claims any Grantor may from time to time have against the Sellers or any of their affiliates with respect to any and all of the Contract Rights to the extent permitted by the applicable Assigned Agreement or with respect to any and all payments or other obligations due from the Sellers or any of their affiliates to any Grantor under or pursuant to the Assigned Agreements (“Payments”), and to receive and collect any damages, awards and other monies resulting therefrom and to apply the same on account of the Secured Obligations. After the occurrence of any Event of Default, the Administrative Agent may provide notice to the Sellers or any of their affiliates that all Payments shall be made to or at the direction of the Administrative Agent for so long as such Event of Default shall be continuing. Following the delivery of any such notice, the Administrative Agent shall promptly notify the Sellers upon the termination or waiver of any such Event of Default. Each Grantor hereby irrevocably makes, constitutes and appoints the Administrative Agent (and all officers, employees, or agents designated by the Administrative Agent) as such Grantor’s true and lawful attorney (and agent-in-fact) for the purpose of enabling the Administrative Agent or its agents to, during the occurrence and continuance of an Event of Default, assert and collect such claims and to apply such monies in the manner set forth hereinabove.
SECTION 4 REPRESENTATIONS AND WARRANTIES.
          To induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrowers thereunder, each Grantor jointly and severally hereby represents and warrants to the Administrative Agent and each Lender that:

          4.1 Title; No Other Liens. Except for Permitted Liens, the Grantors own each item of the Collateral free and clear of any and all Liens. No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except filings evidencing Permitted Liens and filings for which termination statements have been delivered to the Administrative Agent.
          4.2 Perfected First Priority Liens. The security interests granted pursuant to this Agreement (a) upon completion of the filings and other actions specified on Schedule 2 (exclusive of any filings or other actions required to perfect a security interest in the Pledged Equity of any Foreign Subsidiary in any jurisdiction outside of the United States) (which, in the case of all filings and other documents referred to on Schedule 2, have been delivered to the Administrative Agent in completed and duly executed form) and payment of all necessary filing fees will constitute valid perfected security interests in all of the Collateral in favor of the Administrative Agent, for the benefit of itself and the Lenders as collateral security for each Grantor’s Obligations, enforceable in accordance with the terms hereof (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing) against all creditors of each Grantor and any Persons purporting to purchase any Collateral from each Grantor and (b) are prior to all other Liens on the Collateral in existence on the date hereof except for Permitted Liens for which priority is accorded under applicable law. Subject to the payment of all necessary filing fees, the filings and other actions specified on Schedule 2 (exclusive of any filings or other actions required to perfect a security interest in the Pledged Equity of any Foreign Subsidiary in any jurisdiction outside of the United States) constitute all of the filings and other actions necessary to perfect all security interests granted hereunder; provided, that notwithstanding anything contained in this Agreement to the contrary, in no event shall any Grantor be required to file, register, record or otherwise perfect any lien or security interest in any jurisdiction outside of the United States with respect to the Pledged Equity of any Person (other than any of the foregoing required in connection with the Pledged Equity of Kids Line UK LTD and Kids Line Australia Pty. LTD) until such time as such Person has revenue in excess of $500,000.
          4.3 Grantor Information. On the date hereof, Schedule 3 sets forth (a) each Grantor’s jurisdiction of organization, (b) the location of each Grantor’s chief executive office, (c) each Grantor’s exact legal name as it appears on its organizational documents and (d) each Grantor’s organizational identification number (to the extent a Grantor is organized in a jurisdiction which assigns such numbers) and federal employer identification number.
          4.4 Collateral Locations. On the date hereof, Schedule 4 sets forth (a) each place of business of each Grantor (including its chief executive office), (b) all locations where all Inventory and the Equipment owned by each Grantor is kept, except with respect to locations at which Inventory and Equipment with a fair market value of less than $10,000 in the aggregate for each location (up to an aggregate of $200,000 for all locations) and excluding Inventory with respect to “bill and hold” or consignment arrangements with fair market value of less than $10,000 in the aggregate for each location (up to an aggregate of $200,000 for all locations) which may be located at other locations and (c) whether each such Collateral location and place of business (including each Grantor’s chief executive office) is owned or leased (and if leased, specifies the complete name and notice address of each lessor). No Collateral is located outside the United States (excluding In-Transit Inventory) or in the possession of any lessor, bailee, warehouseman or consignee, except as indicated on Schedule 4 or except for Collateral with a fair market value of less than $10,000 in the aggregate for each location and $200,000 in the aggregate for all locations of the Grantors.
          4.5 Certain Property. None of the Collateral constitutes, or is the Proceeds of, (a) Farm Products, (b) Health Care Insurance Receivables or (c) vessels, aircraft or any other property subject to any certificate of title or other registration statute of the United States, any State or other jurisdiction, except for vehicles owned by the Grantors and used by employees of the Grantors in the ordinary course of business with an aggregate fair market value of less than $200,000 (in the aggregate for all Grantors).
          4.6 Investment Property. (a) The Pledged Equity pledged by each Grantor hereunder constitute all the issued and outstanding equity interests of each Issuer owned by such Grantor and, in the case of any First-Tier Foreign Subsidiary, 65% of all issued and outstanding equity interests of such First-Tier Foreign Subsidiary.
          (b) All of the Pledged Equity has been duly and validly issued and is fully paid and nonassessable.
          (c) Each of the Intercompany Notes and, to the applicable Grantor’s knowledge, each of the other Pledged Notes in favor of such Grantor constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing).
          (d) Subject to quarterly updates to reflect any additions or changes thereto, Schedule 1 lists all Investment Property owned by each Grantor having a fair market value or remaining principal balance, as applicable, in excess of $250,000 each, or $500,000, in aggregate among all Grantors. Each Grantor is the record and beneficial owner of, and has good and marketable title to, the Investment Property pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except Permitted Liens.
          4.7 Receivables. (a) No amount in excess of $200,000 payable to any such Grantor (or $250,000 in aggregate among all Grantors) under or in connection with any Receivable is evidenced by any Instrument or Chattel Paper which has not been delivered to the Administrative Agent.
          (b) The amounts represented by such Grantor to the Lenders from time to time as owing to such Grantor in respect of the Receivables (to the extent such representations are required by any of the Loan Documents) will at all such times be accurate in all material respects; provided however that such amounts included in any Borrowing Base Certificate shall be accurate in all respects on the date represented in such Borrowing Base Certificate.

          4.8 Intellectual Property. (a) Subject to quarterly updates to reflect any additions or changes thereto, Schedule 5 lists all material registered or applied for Intellectual Property owned by such Grantor in its own name on the date hereof.
          (b) On the date hereof, all material Intellectual Property owned or licensed by any Grantor is valid, subsisting, unexpired and enforceable and has not been abandoned.
          (c) Subject to quarterly updates to reflect any additions or changes thereto, except as set forth in Schedule 5, none of the material Intellectual Property is the subject of any licensing or franchise agreement pursuant to which such Grantor is the licensor or franchisor.
          (d) Each Grantor owns and possesses or has a license or other right to use all Intellectual Property as is necessary for the conduct of the businesses of such Grantor, without any infringement upon rights of others which could reasonably be expected to have a Material Adverse Effect.
          4.9 Depositary and Other Accounts. All depositary and other accounts maintained by each Grantor are described on Schedule 6 hereto (subject to quarterly updates to reflect any additions or changes thereto), which description includes for each such account the name of the Grantor maintaining such account, the name, address, telephone and fax numbers of the financial institution at which such account is maintained and the account number of such account.
          4.10 Eligible Accounts. Each Account which the Grantors shall request the Administrative Agent to classify as an Eligible Account shall, as of the time when such request is made or deemed made, meet all requirements of and constitute an “Eligible Account” for purposes of the Credit Agreement at such time.
SECTION 5 COVENANTS.
          Each Grantor covenants and agrees with the Administrative Agent and the Lenders that, from and after the date of this Agreement until the Secured Obligations shall have been Paid in Full:
          5.1 Delivery of Instruments, Certificated Securities and Chattel Paper. If any amount payable under or in connection with any of the Collateral in excess of $250,000 (in the aggregate for all Grantors) shall be or become evidenced by any Instrument, Certificated Security or Chattel Paper, such Instrument, Certificated Security or Chattel Paper shall be delivered to the Administrative Agent within five (5) Business Days of the applicable Grantor’s receipt thereof, duly indorsed in a manner reasonably satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement. Notwithstanding the foregoing, in the event that an Event of Default shall have occurred and be continuing, upon the written request of the Administrative Agent, any Instrument, Certificated Security or Chattel Paper not theretofore delivered to the Administrative Agent and at such time being held by any Grantor shall be promptly delivered to the Administrative Agent, duly indorsed in a manner reasonably satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement.

          5.2 Maintenance of Perfected Security Interest; Further Documentation. (a) Except with respect to actions affirmatively taken by the Administrative Agent with respect to its Liens or any failure by the Administrative Agent to continue any such Lien prior to the lapse thereof due to the passage of time, such Grantor shall maintain such security interest as a perfected security interest having at least the priority described in Section 4.2 and shall defend such security interest against the claims and demands of all Persons whomsoever.
          (b) Such Grantor will furnish to the Administrative Agent and the Lenders from time to time statements and schedules further identifying and describing the assets and property of such Grantor and such other reports in connection therewith as the Administrative Agent may reasonably request, all in reasonable detail.
          (c) At any time and from time to time, upon the written request of the Administrative Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, but not limited to, (i) filing any financing or continuation statements under the UCC (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and, (ii) subject to Section 4.6(a) hereof in the case of Investment Property and any other relevant Collateral, taking any actions necessary or reasonably advisable to enable the Administrative Agent to obtain “control” (within the meaning of the applicable UCC) with respect thereto, including obtaining Account Control Agreements.
          (d) Such Grantor shall not permit any of the Collateral with a fair market value in excess of $250,000, in aggregate for all Grantors, to become a Fixture to any real property unless such real property is subject to a mortgage by such Grantor in favor of Administrative Agent.
          5.3 Changes in Locations, Name, etc. Such Grantor shall not, except upon twenty (20) days’ prior written notice to the Administrative Agent and delivery to the Administrative Agent of (a) all additional financing statements and other documents reasonably requested by the Administrative Agent as to the validity, perfection and priority of the security interests provided for herein and (b) if applicable, a written supplement to Schedule 4 showing any additional location at which Inventory or Equipment shall be kept (other than locations at which Inventory or Equipment shall be kept with a fair market value not to exceed $10,000 in the aggregate for each location and $200,000 in the aggregate for all locations for all Grantors):
     (i) permit any of the Inventory or Equipment (other than In-Transit Inventory or Inventory related to any “bill and hold” or consignment arrangement, with a fair market value not to exceed $10,000 in the aggregate for each location and $200,000 in the aggregate for all locations for all Grantors) to be kept at a location other than those listed on Schedule 4;
     (ii) change its jurisdiction of organization or the location of its chief executive office from that specified on Schedule 3 or in any subsequent notice delivered pursuant to this Section 5.3; or

     (iii) change its name, identity or corporate structure.
          5.4 Notices. Such Grantor will advise the Administrative Agent promptly, in reasonable detail, of:
          (a) any Lien (other than Permitted Liens) on any of the Collateral which would adversely affect the ability of the Administrative Agent to exercise any of its remedies hereunder; and
          (b) the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the Liens created hereby.
          5.5 Investment Property. (a) If such Grantor shall become entitled to receive or shall receive any certificate, option or rights in respect of the equity interests (other than the equity interests not required to be pledged hereunder) of any Issuer of Pledged Equity, whether in addition to, in substitution of, as a conversion of, or in exchange for, any of the Pledged Equity, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Administrative Agent and the Lenders, hold the same in trust for the Administrative Agent and the Lenders and, if certificated, deliver the same forthwith to the Administrative Agent in the exact form received, duly indorsed by such Grantor to the Administrative Agent, if required, together with an undated instrument of transfer covering such certificate duly executed in blank by such Grantor, to be held by the Administrative Agent, subject to the terms hereof, as additional Collateral for the Secured Obligations (and if uncertificated, shall promptly notify the Administrative Agent of its receipt thereof and take such actions as the Administrative Agent shall reasonably request to note the Administrative Agent’s Lien on such interest, right or option and to enable the Administrative Agent to exercise its rights with respect thereto (including the transfer thereof) upon the occurrence and during the continuance of an Event of Default without any action on the part of the Grantor). Upon the occurrence and during the continuance of an Event of Default, (i) any sums paid upon or in respect of the Investment Property upon the liquidation or dissolution of any Issuer shall be paid over to the Administrative Agent to be held by it hereunder as additional Collateral for the Secured Obligations, and (ii) in case any distribution of capital shall be made on or in respect of the Investment Property or any property shall be distributed upon or with respect to the Investment Property pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected Lien in favor of the Administrative Agent, be delivered to the Administrative Agent to be held by it hereunder as additional Collateral for the Secured Obligations. Upon the occurrence and during the continuance of an Event of Default, if any sums of money or property so paid or distributed in respect of the Investment Property shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Administrative Agent, hold such money or property in trust for the Lenders, segregated from other funds of such Grantor, as additional Collateral for the Secured Obligations.
          (b) Without the prior written consent of the Administrative Agent, such Grantor will not (i) vote to enable, or take any other action to permit, any Issuer of Pledged Equity to issue any equity interests of any nature or to issue any other securities or interests convertible into or granting the right to purchase or exchange for any equity interests of any nature of any Issuer of Pledged Equity, except, in each case, as permitted by the Credit Agreement, (ii) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Investment Property or Proceeds thereof (except pursuant to a transaction expressly permitted by the Credit Agreement) other than, with respect to Investment Property not constituting Pledged Equity or Pledged Notes, any such action which is not prohibited by the Credit Agreement, (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person other than such Grantor with respect to, any of the Investment Property or Proceeds thereof, or any interest therein, except for Permitted Liens, or (iv) enter into any agreement or undertaking restricting the right or ability of such Grantor or the Administrative Agent to sell, assign or transfer any of the Investment Property or Proceeds thereof, except, with respect to such Investment Property, shareholders’ agreements entered into by such Grantor with respect to Persons in which such Grantor maintains an ownership interest of 50% or less.
          (c) In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Investment Property issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 5.5(a) with respect to the Investment Property issued by it and (iii) the terms of Sections 6.3(c) and 6.7 shall apply to such Grantor with respect to all actions that may be required of it pursuant to Section 6.3(c) or 6.7 regarding the Investment Property issued by it.
          5.6 Receivables. (a) Other than in the ordinary course of business consistent with the past practices of the Grantors and/or the Company and in amounts which are not material to such Grantor and as permitted by Section 11.14 of the Credit Agreement, such Grantor will not (i) grant any extension of the time of payment of any Receivable, (ii) compromise or settle any Receivable for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any Receivable, (iv) allow any credit or discount whatsoever on any Receivable or (v) amend, supplement or modify any Receivable in any manner that could reasonably be expected to materially and adversely affect the value thereof; provided, however, that no Grantor shall take any such action at any time that an Event of Default then exists or would result therefrom; provided further that no Grantor shall take any action described in clause (v) above at any time that an Event of Default or an Unmatured Event of Default then exists or would result therefrom.
          (b) Such Grantor will deliver to the Administrative Agent a copy of each material demand, notice or document received by it that questions or calls into doubt the validity or enforceability of more than 5% of the aggregate amount of the then outstanding Receivables for all Grantors.
          5.7 Intellectual Property. (a) Unless such Grantor, in its commercially reasonable business judgment determines that doing otherwise would be in its best commercial interest, such Grantor (either itself or through licensees) will (i) continue to use each Trademark material to its business in order to maintain such Trademark in full force free from any claim of abandonment for non-use, (ii) maintain as in the past the quality of products and services offered under such Trademark, (iii) use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable law, (iv) not adopt or use any mark which is confusingly similar or a colorable imitation of such Trademark unless the Administrative Agent, for the benefit of itself and the Lenders, shall obtain a perfected security interest in such mark pursuant to this Agreement, and (v) not (and not knowingly permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark may become invalidated or impaired in any way.
          (b) Unless such Grantor, in its commercially reasonable business judgment determines doing so would be in its best commercial interest, such Grantor (either itself or through licensees) will not do any act, or omit to do any act, whereby any Patent material to its business may become forfeited, abandoned or dedicated to the public.
          (c) Unless such Grantor, in its commercially reasonable business judgment determines that doing otherwise would be in its best commercial interest, such Grantor (either itself or through licensees) (i) will employ each Copyright material to its business and (ii) will not (and will not knowingly permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any material portion of such Copyrights may become invalidated or otherwise impaired. Such Grantor will not (either itself or through licensees) do any act whereby any material portion of such Copyrights may fall into the public domain.
          (d) Such Grantor (either itself or through licensees) will not do any act that knowingly uses any Intellectual Property material to its business to infringe the intellectual property rights of any other Person.
          (e) Such Grantor will notify the Administrative Agent and the Lenders promptly if it knows, or has reason to know, that any application or registration relating to any material Intellectual Property may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding, such Grantor’s ownership of, or the validity of, any material Intellectual Property or such Grantor’s right to register the same or to own and maintain the same.
          (f) Whenever such Grantor, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, such Grantor shall report such filing to the Administrative Agent by the later of 30 days thereafter or concurrently with the next delivery of financial statements of the Borrowers pursuant to Section 10.1 of the Credit Agreement. Upon the request of the Administrative Agent, such Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Administrative Agent may reasonably request to evidence the Administrative Agent’s and the Lenders’ security interest in any Copyright, Patent or Trademark and the goodwill and general intangibles of such Grantor relating thereto or represented thereby.
          (g) Unless such Grantor, in its commercially reasonable business judgment determines doing so would be in its best commercial interest, such Grantor will take all reasonable and necessary steps to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of all material Intellectual Property owned by it.
          (h) In the event that any material Intellectual Property is infringed upon or misappropriated or diluted by a third party, such Grantor shall (i) take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property and (ii) if such Grantor in its commercially reasonable business judgment determines that such Intellectual Property is of material economic value, promptly notify the Administrative Agent after it learns thereof and, to the extent, in its commercially reasonable business judgment, such Grantor determines it appropriate under the circumstances, sue for infringement, misappropriation or dilution, to seek injunctive relief where appropriate and to recover any and all damages for such infringement, misappropriation or dilution.
          5.8 Seller Undertakings.
          (a) Each Grantor shall keep the Administrative Agent informed of all circumstances bearing upon any potential claim under or with respect to the Assigned Agreements and the Seller Undertakings that could have a materially adverse effect on the Administrative Agent and the Lenders and such Grantor shall not, without the prior written consent of the Administrative Agent, (i) waive any of its rights or remedies under any Assigned Agreement with respect to any of the Seller Undertakings in excess of $25,000, (ii) settle, compromise or offset any amount payable by the Sellers to such Grantor under any Assigned Agreement in excess of $25,000 or (iii) amend or otherwise modify any Assigned Agreement in any manner which is materially adverse to the interests of the Administrative Agent or the Lenders.
          (b) Each Grantor shall perform and observe all of the material terms and conditions of each Assigned Agreement to be performed by it, maintain each Assigned Agreement in full force and effect (except such Assigned Agreement which, by its terms, has expired or terminated), enforce the material provisions of each Assigned Agreement in accordance with its terms as it deems appropriate in its reasonable business judgment and, after the occurrence and during the continuance of an Event of Default, take all such action to such end as may from time to time be reasonably requested by the Administrative Agent.
          (c) Anything herein to the contrary notwithstanding, (i) each applicable Grantor shall remain liable under each Assigned Agreement to the extent set forth therein to perform all of its material duties and obligations thereunder to the same extent as if this Agreement had not been executed, (ii) the exercise by the Administrative Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under any Assigned Agreement and (iii) neither the Administrative Agent nor any other Lender shall have any obligation or liability under any Assigned Agreement by reason of this Agreement, nor shall the Administrative Agent or any other Lender be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.
          5.9 Collection of Accounts. Administrative Agent may, at any time after the occurrence and during the continuance of an Event of Default, whether before or after notification to any Account Debtor and whether before or after the maturity of any of the Secured Obligations, (i) enforce collection of any of each Grantor’s Accounts or other amounts owed to a Grantor by suit or otherwise; (ii) exercise all of such Grantor’s rights and remedies with respect to proceedings brought to collect any Accounts or other amounts owed to such Grantor; (iii) surrender, release or exchange all or any part of any Accounts or other amounts owed to such Grantor, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder; (iv) sell or assign any Account of such Grantor or other amount owed to such Grantor upon such terms, for such amount and at such time or times as the Administrative Agent deems advisable; (v) prepare, file and sign such Grantor’s name on any proof of claim in bankruptcy or other similar document against any Account Debtor or other Person obligated to such Grantor; and (vi) do all other acts and things which are necessary or reasonably advisable, in the Administrative Agent’s commercially reasonable discretion, to fulfill such Grantor’s obligations under this Agreement and the Loan Documents and to allow Administrative Agent to collect the Accounts or other amounts owed to such Grantor. In addition to any other provision hereof, Administrative Agent may at any time, after the occurrence and during the continuance of an Event of Default, at Grantors’ expense, notify any parties obligated on any of the Accounts to make payment directly to Administrative Agent of any amounts due or to become due thereunder.
          5.10 Other Matters.
          (a) Grantors shall each use commercially reasonable efforts to cause to be delivered to the Administrative Agent a Collateral Access Agreement with respect to each landlord which leases real property (and the accompanying facilities) to any of the Grantors at which such Grantor keeps Inventory or other assets with a fair market value in excess of $250,000. Such requirement may be waived at the option of the Administrative Agent or may, in the discretion of the Administrative Agent after consultation with the Loan Party Representative, be substituted with a requirement to maintain a Rent Reserve as set forth in the Credit Agreement.
          (b) Each Grantor authorizes the Administrative Agent to, at any time and from time to time, file financing statements, continuation statements, and amendments thereto that describe the Collateral as set forth herein or describe the collateral covered thereby as “all assets” of each Grantor, or words of similar effect, and which contain any other information required pursuant to the UCC for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, and each Grantor agrees to furnish any such information to the Administrative Agent promptly upon request. Any such financing statement, continuation statement, or amendment may be signed and/or filed by the Administrative Agent on behalf of any Grantor and may be filed at any time in any jurisdiction.
          (c) Each Grantor shall, at any time and from time and to time, as reasonably requested by the Administrative Agent (i) use commercially reasonable efforts to obtain an acknowledgement, in form and substance reasonably satisfactory to the Administrative Agent, of any bailee having possession of any of the Collateral having a value in excess of $250,000, stating that the bailee holds such Collateral for the Administrative Agent, (ii) take such steps as are reasonably necessary to provide the Administrative Agent “control” of any letter-of-credit rights, or electronic chattel paper having a value in excess of $250,000 (as such terms are defined by the UCC with corresponding provisions thereof defining what constitutes “control” for such items of Collateral), with any agreements establishing control to be in form and substance reasonably satisfactory to the Administrative Agent, and (iii) take such steps as are reasonably necessary to otherwise insure the continued perfection and priority of the Administrative Agent’s security interest in any of the Collateral and of the preservation of its rights therein. If any Grantor shall at any time, acquire a “commercial tort claim” (as such term is defined in the UCC) in excess of $250,000, such Grantor shall promptly notify the Administrative Agent thereof in writing and supplement Schedule 7, therein providing a reasonable description and summary thereof, and upon delivery thereof to the Administrative Agent, such Grantor shall be deemed to thereby grant to the Administrative Agent (and such Grantor hereby grants to the Administrative Agent) a security interest and lien in and to such commercial tort claim and all proceeds thereof, all upon the terms of and governed by this Agreement.
          (d) Without limiting the generality of the foregoing, if any Grantor at any time holds or acquires an interest in any electronic chattel paper or any “transferable record”, as that term is defined in Section 201 of the federal Electronic Signatures in Global and National Commerce Act, or in §16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction having a value greater than $250,000, such Grantor shall promptly notify the Administrative Agent thereof and, at the request of the Administrative Agent, shall take such action as the Administrative Agent may reasonably request to vest in the Administrative Agent “control” under Section 9-105 of the UCC of such electronic chattel paper or control under Section 201 of the federal Electronic Signatures in Global and National Commerce Act or, as the case may be, §16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record.
          (e) Subject to Section 10.2 of the Credit Agreement, each Grantor shall permit during regular business hours and with reasonable prior notice (or at any time without notice if an Event of Default has occurred and is continuing) the Administrative Agent and the Lenders to examine any of the Collateral and wherever the Collateral may be located. Each Grantor shall, at the request of the Administrative Agent, indicate on its records concerning the Collateral a notation, in form reasonably satisfactory to the Administrative Agent, of the security interest of the Administrative Agent hereunder.
          (f) Each Grantor shall (x) use its commercially reasonable efforts to obtain the consent to the assignment thereof or the granting of a security interest by such Grantor to the Administrative Agent of the applicable parties to any Restricted Agreement entered into after the date of this Agreement which contains a restriction or prohibition on the assignment of, or grant of a security interest in the right to receive payments and other Proceeds with respect to, or the Goods produced under, such Restricted Agreement (provided however that such Grantor’s commercially reasonable efforts shall not include the requirement that such Grantor pay any fees to any other party of a Restricted Agreement to obtain a consent to the assignment thereof or a grant of a security interest therein), and (y) shall provide the Administrative Agent with monthly updates to Schedules 1.1A and 1.1B to reflect any additions to or changes in such schedules.
SECTION 6 REMEDIAL PROVISIONS.

          6.1 Certain Matters Relating to Receivables. (a) At any time after the occurrence and during the continuance of an Event of Default, the Administrative Agent (through its officers, employees or agents) shall have the right to make test verifications of the Receivables in any manner and through any medium that it reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Administrative Agent may reasonably require in connection with such test verifications. At any time after the occurrence and during the continuance of an Event of Default, upon the Administrative Agent’s request and at the expense of the relevant Grantor, such Grantor shall cause independent public accountants or others reasonably satisfactory to the Administrative Agent to furnish to the Administrative Agent reports showing reconciliations, agings and test verifications of, and trial balances for, the Receivables.
          (b) The Administrative Agent hereby authorizes each Grantor to collect such Grantor’s Receivables, and the Administrative Agent may curtail or terminate such authority at any time after the occurrence and during the continuance of an Event of Default. If required by the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within one (1) Business Day) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Administrative Agent if required, in a collateral account maintained under the sole dominion and control of the Administrative Agent, subject to withdrawal by the Administrative Agent for the account of the Lenders only as provided in Section 6.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Grantor. If required by the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.
          (c) At any time after the occurrence and during the continuance of an Event of Default, at the Administrative Agent’s request, each Grantor shall deliver to the Administrative Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including all original orders, invoices and shipping receipts in such Grantor’s possession.
          (d) Each Grantor hereby irrevocably authorizes and empowers the Administrative Agent, in the Administrative Agent’s sole discretion, at any time after the occurrence and during the continuance of an Event of Default, to assert, either directly or on behalf of such Grantor, any claim such Grantor may from time to time have against the Sellers under or with respect to the Assigned Agreements and to receive and collect any and all damages, awards and other monies resulting therefrom and to apply the same to the Secured Obligations. Each Grantor hereby irrevocably makes, constitutes and appoints the Administrative Agent as its true and lawful attorney in fact for the purpose of enabling the Administrative Agent to, after the occurrence and during the continuance of an Event of Default, assert and collect such claims and to apply such monies in the manner set forth above, which appointment, being coupled with an interest, is irrevocable.
          6.2 Communications with Obligors; Grantors Remain Liable. (a) The Administrative Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default, communicate with obligors under the Receivables to verify with them to the Administrative Agent’s satisfaction the existence, amount and terms of any Receivables.
          (b) Anything herein to the contrary notwithstanding, each Grantor shall remain liable in respect of each of the Receivables to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Administrative Agent nor any Lender shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Administrative Agent or any Lender of any payment relating thereto, nor shall the Administrative Agent or any Lender be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.
          (c) For the purpose of enabling the Administrative Agent to exercise rights and remedies under this Agreement, each Grantor hereby grants to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to such Grantor) to, during the continuance of an Event of Default, use, license or sublicense for such purpose any Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and, to the extent permitted by terms of the applicable underlying agreement, all computer software and programs used for the compilation or printout thereof.
          6.3 Investment Property. (a) Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given written notice to the relevant Grantor of the Administrative Agent’s intent to exercise its corresponding rights pursuant to Section 6.3(b), each Grantor shall be permitted to receive all cash dividends and distributions paid in respect of the Pledged Equity and all payments made in respect of the Pledged Notes, to the extent permitted in the Credit Agreement, and to exercise all voting and other rights with respect to the Investment Property; provided, that no vote shall be cast or other right exercised or action taken which would or would reasonably be likely to impair the Collateral or which would be inconsistent with or result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document.
          (b) If an Event of Default shall occur and be continuing and the Administrative Agent shall give written notice of its intent to exercise such rights to the relevant Grantor(s), (i) the Administrative Agent shall have the right to receive any and all cash dividends and distributions, payments or other Proceeds paid in respect of the Investment Property and make application thereof to the Secured Obligations in accordance with Section 6.5 hereof, and (ii) any or all of the Investment Property shall be registered in the name of the Administrative Agent or its nominee, and the Administrative Agent or its nominee may thereafter exercise (x) all voting and other rights pertaining to such Investment Property at any meeting of holders of the equity interests of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property as if it were the absolute owner thereof (including the right to exchange at its discretion any and all of the Investment Property upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or other structure of any Issuer, or upon the exercise by any Grantor or the Administrative Agent of any right, privilege or option pertaining to such Investment Property, and in connection therewith, the right to deposit and deliver any and all of the Investment Property with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine), all without liability except for the Administrative Agent’s gross negligence or willful misconduct (as determined by a final, nonappealable judgment by a court of competent jurisdiction) and except to account for property actually received by it, but the Administrative Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.
          (c) Each Grantor hereby authorizes and instructs each Issuer under the control of such Grantor of any Investment Property pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Administrative Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying and (ii) unless otherwise expressly permitted by this Agreement or other Loan Documents, pay any dividends, distributions or other payments with respect to the Investment Property directly to the Administrative Agent.
          6.4 Proceeds to be Turned Over to Administrative Agent. In addition to the rights of the Administrative Agent and the Lenders specified in Section 6.1 with respect to payments of Receivables, if an Event of Default shall occur and be continuing, all Proceeds received by any Grantor consisting of cash, checks and other cash equivalent items shall be held by such Grantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Administrative Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Administrative Agent, if required). All such Proceeds received by the Administrative Agent under this Section 6.4 shall be held by the Administrative Agent in a collateral account maintained under its sole dominion and control. All such Proceeds, while held by the Administrative Agent in any collateral account (or by such Grantor in trust for the Administrative Agent and the Lenders) established pursuant hereto, shall continue to be held as collateral security for the Secured Obligations and shall not constitute payment thereof until applied as provided in Section 6.5.
          6.5 Application of Proceeds. At such intervals as may be elected by the Administrative Agent upon its receipt of any payments or Net Cash Proceeds in respect of the Secured Obligations, the Administrative Agent may or, if an Event of Default shall have occurred and be continuing, upon its receipt of any payments or Net Cash Proceeds in respect of the Secured Obligations, the Administrative Agent shall apply all or any part of Net Cash Proceeds from the sale of, or other realization upon, all or any part of the Collateral in payment of the Secured Obligations as set forth below (subject to the terms of the Credit Agreement).

Any part of such funds which the Administrative Agent elects not so to apply and deems not required as collateral security for the Secured Obligations shall be paid over from time to time by the Administrative Agent to the applicable Grantor or to whomsoever may be lawfully entitled to receive the same. Any balance of such Net Cash Proceeds remaining after the Secured Obligations shall have been Paid in Full shall be paid over to the applicable Grantor or to whomsoever may be lawfully entitled to receive the same. In the absence of a specific determination by the Administrative Agent, and at all times during the continuation of an Event of Default, the Net Cash Proceeds from the sale of, or other realization upon, all or any part of the Collateral in payment of the Secured Obligations shall be applied in the following order:
     FIRST, TO THE PAYMENT OF ALL FEES, REASONABLE COSTS, REASONABLE EXPENSES AND INDEMNITIES OF THE ADMINISTRATIVE AGENT (IN ITS CAPACITY AS SUCH), INCLUDING ATTORNEY COSTS, AND ANY OTHER SECURED OBLIGATIONS THEN DUE AND PAYABLE TO THE ADMINISTRATIVE AGENT IN RESPECT OF SUMS ADVANCED BY THE ADMINISTRATIVE AGENT TO PRESERVE THE COLLATERAL OR TO PRESERVE ITS SECURITY INTEREST IN THE COLLATERAL, UNTIL PAID IN FULL;
     SECOND, TO THE PAYMENT OF ALL FEES, REASONABLE COSTS, REASONABLE EXPENSES AND INDEMNITIES OF THE LENDERS, PRO-RATA, UNTIL PAID IN FULL;
     THIRD, TO THE PAYMENT OF ALL OF THE SECURED OBLIGATIONS CONSISTING OF ACCRUED AND UNPAID INTEREST THEN DUE AND PAYABLE TO THE LENDERS, PRO-RATA, UNTIL PAID IN FULL;
     FOURTH, TO THE PAYMENT OF ALL SECURED OBLIGATIONS CONSISTING OF PRINCIPAL THEN DUE AND PAYABLE TO THE LENDERS, PRO-RATA, UNTIL PAID IN FULL;
     FIFTH, TO THE PAYMENT OF THE ADMINISTRATIVE AGENT AN AMOUNT EQUAL TO ALL SECURED OBLIGATIONS IN RESPECT OF ALL OUTSTANDING LETTERS OF CREDIT, IF ANY, TO BE HELD AS CASH COLLATERAL IN RESPECT OF SUCH OBLIGATIONS;
     SIXTH, TO THE PAYMENT OF ALL BANK PRODUCTS OBLIGATIONS AND SPECIFIED HEDGING OBLIGATIONS THEN DUE AND PAYABLE TO ANY LENDER OR ITS AFFILIATES, PRO-RATA, UNTIL PAID IN FULL;
     SEVENTH, TO THE PAYMENT OF ALL OTHER SECURED OBLIGATIONS THEN DUE AND PAYABLE TO EACH LENDER, PRO-RATA, UNTIL PAID IN FULL; AND
     EIGHTH, THE REMAINING PROCEEDS, IF ANY, TO THE GRANTORS OR TO WHOMEVER MAY BE LAWFULLY ENTITLED TO RECEIVE SUCH AMOUNTS.

          6.6 Code and Other Remedies. If an Event of Default shall occur and be continuing, the Administrative Agent, on behalf of the Lenders, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the UCC or any other applicable law. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate, realize upon and take possession of the Collateral, or any part thereof (in addition to Collateral of which it already has possession), wherever it may be found, and for that purpose may pursue the same wherever it may be found, and may enter onto any of Grantor’s premises where any of the Collateral may be, and search for, take possession of, remove, keep and store any of the Collateral until the same shall be sold or otherwise disposed of, and the Administrative Agent shall have the right to store the same at any of Grantor’s premises without cost to the Administrative Agent or any Lender in each case, subject to the terms of the applicable lease agreement and Collateral Access Agreements with respect to premises leased by Grantor. The Administrative Agent may forthwith sell, lease, assign, give options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Lender or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery with assumption of any credit risk. The Administrative Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Administrative Agent’s request and at each Grantor’s expense, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.6, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the Lenders hereunder, including Attorney Costs, as provided in Section 6.5. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Administrative Agent or any Lender arising out of the exercise by them of any rights hereunder, except claims, damages and demands related to Administrative Agent or any Lender’s gross negligence, willful misconduct or bad faith as determined by a final, nonappealable judgment by a court of competent jurisdiction. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.
          6.7 Registration Rights. (a) If the Administrative Agent shall determine to exercise its right to sell any or all of the Pledged Equity in any Domestic Wholly-Owned Subsidiary (as defined in the Credit Agreement) pursuant to Section 6.6, and if in the opinion of the Administrative Agent it is necessary or reasonably advisable to have the Pledged Equity in any Subsidiary, or that portion thereof to be sold, registered under the provisions of the Securities Act, the relevant Grantor will cause the Issuer thereof to (i) execute and deliver, and cause the directors and officers of such Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the reasonable opinion of the Administrative Agent or its counsel, necessary or advisable to register the Pledged Equity, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use commercially reasonable efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the Pledged Equity, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the reasonable opinion of the Administrative Agent or its counsel, are necessary or reasonably advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. Each Grantor agrees to cause such Issuer to comply with the provisions of the securities or “Blue Sky” laws of any and all jurisdictions which the Administrative Agent shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.
          (b) Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Equity, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Equity for the period of time necessary to permit the Issuer thereof to register such securities or other interests for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.
          (c) Each Grantor agrees to use commercially reasonable efforts to do or cause to be done all such other acts as may be reasonably necessary to make such sale or sales of all or any portion of the Pledged Equity pursuant to this Section 6.7 valid and binding and in compliance with applicable law. Each Grantor further agrees that a breach of any of the covenants contained in this Section 6.7 will cause irreparable injury to the Administrative Agent and the Lenders, that the Administrative Agent and the Lenders have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.7 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Credit Agreement.
          (d) Each of the Grantors hereby acknowledges and consents to the rights and remedies of the Administrative Agent in connection with the enforcement of its security interests in the Pledged Equity in accordance with the terms of this Agreement (including the rights to foreclose upon and transfer such Pledged Equity in accordance with the terms of this Agreement, the UCC and other applicable law) and this Section 6.7(d) shall, to the fullest extent permitted by the applicable document or agreement and by law, serve as the consent necessary under any such document or agreement (including under any organizational document of or equityholders agreement relating to any such Pledged Equity) for the Administrative Agent to effect such remedies and/or to effect the transfer of the full rights and benefits (including full membership or partnership rights and entitlements as opposed to merely the economic rights and benefits) of such Pledged Equity to any transferee thereof (including the Administrative Agent and/or any Lender to the extent applicable) in accordance with the terms of this Agreement, the UCC, applicable law and the terms of any applicable document or agreement. Following the occurrence and during the continuance of an Event of Default and the Administrative Agent’s delivery of notice in accordance with the terms of this Agreement, each such Grantor hereby agrees to take such actions and execute any such agreements or documents as shall be reasonably requested by the Administrative Agent to authorize and effect the entitlement of any such transferee to all rights and benefits (including full membership or partnership rights and entitlements) of such Pledged Equity. In connection with the foregoing, each Grantor hereby irrevocably appoints the Administrative Agent as its attorney-in-fact, to take any such actions and execute any such agreements, in each case, in the name of and for and on behalf of such Grantor, to effect any of the foregoing following the occurrence and during the continuance of an Event of Default and the Administrative Agent’s delivery of notice in accordance with the terms of this Agreement. This power being coupled with an interest is irrevocable.
          6.8 Waiver; Deficiency. Each Grantor waives and agrees not to assert any rights or privileges which it may acquire under Section 9-626 of the UCC. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Secured Obligations in full and the reasonable fees and disbursements of any attorneys employed by the Administrative Agent or any Lender to collect such deficiency.
SECTION 7 THE ADMINISTRATIVE AGENT.
          7.1 Administrative Agent’s Appointment as Attorney-in-Fact, etc. (a) Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be reasonably necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of and at the expense of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:
     (i) in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of monies due under any Receivable or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed reasonably appropriate by the Administrative Agent for the purpose of collecting any and all such monies due under any Receivable or with respect to any other Collateral whenever payable;

     (ii) in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Administrative Agent may reasonably request to evidence the Administrative Agent’s security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;
     (iii) discharge Liens levied or placed on or threatened against the Collateral (other than Permitted Liens), and effect any repairs or insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;
     (iv) execute, in connection with any sale provided for in Section 6.6 or 6.7, any indorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and
     (v) (1) direct any party liable for any payment under any of the Collateral to make payment of any and all monies due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all monies, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem reasonably appropriate; (7) assign any Copyright, Patent or Trademark, in each case, that is subject to the Lien of the Administrative Agent granted pursuant to any Loan Document, throughout the world for such term or terms, on such conditions, and in such manner, as the Administrative Agent shall in its reasonable discretion determine; (8) vote any right or interest with respect to any Investment Property; (9) order good standing certificates and conduct lien searches in respect of such jurisdictions or offices as the Administrative Agent may deem reasonably appropriate; and (10) generally sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent deems reasonably necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.
     Anything in this Section 7.1(a) or any other Loan Document to the contrary notwithstanding, the Administrative Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing.

          (b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Administrative Agent, at its option, but without any obligation so to do, may, after written notice to such Grantor, perform or comply, or otherwise cause performance or compliance, with such agreement.
          (c) Each Grantor hereby ratifies all that such attorneys in fact shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the Secured Obligations are Paid in Full.
          7.2 Duty of Administrative Agent. The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account. Neither the Administrative Agent or any Lender nor any of their respective officers, directors, employees or agents shall be liable for any failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Administrative Agent and the Lenders hereunder are solely to protect the Administrative Agent’s and the Lenders’ interests in the Collateral and shall not impose any duty upon the Administrative Agent or any Lender to exercise any such powers. The Administrative Agent and the Lenders shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither the Administrative Agent, nor any Lender nor any of their respective officers, directors, employees or agents shall be responsible to any Grantor for any act (except for the Administrative Agent’s or any Lender’s gross negligence or willful misconduct as determined by a final, nonappealable judgment by a court of competent jurisdiction, in so acting) or failure to act hereunder.
          7.3 Authority of Administrative Agent. Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the Lenders, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Lenders with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.
SECTION 8 MISCELLANEOUS.
          8.1 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 15.1 of the Credit Agreement.
          8.2 Notices. All notices, requests and demands to or upon the Administrative Agent or any Grantor hereunder shall be addressed to the Administrative Agent or Loan Party

Representative, respectively, and effected in the manner provided for in Section 15.3 of the Credit Agreement and each Grantor hereby appoints the Loan Party Representative as its agent to give and receive notices hereunder and the Administrative Agent shall be fully protected and held harmless by the Grantors hereunder for relying on any such notice reasonably believed by it to have been delivered by the Loan Party Representative.
          8.3 Indemnification by Grantors. THE GRANTORS, JOINTLY AND SEVERALLY, HEREBY AGREE TO INDEMNIFY AND HOLD EACH LENDER PARTY FREE AND HARMLESS FROM AND AGAINST ANY AND ALL INDEMNIFIED LIABILITIES, INCURRED BY THE LENDER PARTIES OR ANY OF THEM AS A RESULT OF, OR ARISING OUT OF, OR RELATING TO (A) ANY TENDER OFFER, MERGER, PURCHASE OF EQUITY INTERESTS, PURCHASE OF ASSETS (INCLUDING THE CLOSING DATE ACQUISITIONS) OR OTHER SIMILAR TRANSACTION FINANCED OR PROPOSED TO BE FINANCED IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, WITH THE PROCEEDS OF ANY OF THE LOANS, (B) THE PAST, PRESENT OR FUTURE PRESENCE, USE, HANDLING, RELEASE OR THREAT OF RELEASE, EMISSION, DISCHARGE, TRANSPORTATION, STORAGE, TREATMENT OR DISPOSAL OF ANY HAZARDOUS SUBSTANCE AT OR AFFECTING ANY PROPERTY OWNED OR LEASED BY ANY GRANTOR, (C) ANY VIOLATION OF ANY ENVIRONMENTAL LAWS WITH RESPECT TO CONDITIONS AT ANY PROPERTY OWNED OR LEASED BY ANY GRANTOR OR THE OPERATIONS CONDUCTED THEREON, (D) THE INVESTIGATION, CLEANUP OR REMEDIATION OF OFFSITE LOCATIONS AT WHICH ANY GRANTOR OR ITS RESPECTIVE PREDECESSORS ARE ALLEGED TO HAVE DIRECTLY OR INDIRECTLY DISPOSED OF HAZARDOUS SUBSTANCES OR (E) THE EXECUTION, DELIVERY, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BY ANY OF THE LENDER PARTIES, EXCEPT FOR ANY SUCH INDEMNIFIED LIABILITIES ARISING ON ACCOUNT OF THE APPLICABLE LENDER PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY A FINAL, NONAPPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION. IF AND TO THE EXTENT THAT THE FOREGOING UNDERTAKING MAY BE UNENFORCEABLE FOR ANY REASON, EACH GRANTOR HEREBY AGREES TO MAKE THE MAXIMUM CONTRIBUTION TO THE PAYMENT AND SATISFACTION OF EACH OF THE INDEMNIFIED LIABILITIES WHICH IS PERMISSIBLE UNDER APPLICABLE LAW. ALL OBLIGATIONS PROVIDED FOR IN THIS SECTION 8.3 SHALL SURVIVE REPAYMENT OF ALL (AND SHALL BE) SECURED OBLIGATIONS AND TERMINATION OF ALL COMMITMENTS UNDER THE CREDIT AGREEMENT, ANY FORECLOSURE UNDER, OR ANY MODIFICATION, RELEASE OR DISCHARGE OF, ANY OR ALL OF THE COLLATERAL DOCUMENTS AND TERMINATION OF THIS AGREEMENT.
          8.4 Enforcement Expenses. (a) Each Grantor agrees, on a joint and several basis, to pay or reimburse within three (3) Business Days of demand, each Lender and the Administrative Agent for all reasonable out-of-pocket costs and expenses (subject to the limitations on the number of counsel set forth in Section 15.5 of the Credit Agreement, including, without duplication of any provision of this Agreement, Attorney Costs) incurred in collecting against any Guarantor under the guaranty contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents.

          (b) Each Grantor agrees to pay, and to save the Administrative Agent and the Lenders harmless from, any and all liabilities with respect to, or resulting from any delay caused by any Grantor in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.
          (c) The agreements in this Section 8.4 shall survive (i) the repayment in full of all (and shall be) Secured Obligations, (ii) the termination of all Commitments under the Credit Agreement, (iii) any foreclosure under, or any modification, release or discharge of, any or all of the Collateral Documents and (iv) termination of this Agreement.
          8.5 Captions. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.
          8.6 Nature of Remedies. All Secured Obligations of each Grantor and rights of the Administrative Agent and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
          8.7 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt by telecopy of any executed signature page to this Agreement or any other Loan Document shall constitute effective delivery of such signature page.
          8.8 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.
          8.9 Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof and any prior arrangements made with respect to the payment by any Grantor of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of the Administrative Agent or the Lenders.
          8.10 Successors; Assigns. This Agreement shall be binding upon Grantors, the Lenders and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of Grantors, Lenders and the Administrative Agent and the successors and assigns of the Lenders and the Administrative Agent. No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. No Grantor may assign or transfer any of its rights or Obligations under this Agreement without the prior written consent of the Administrative Agent.
          8.11 Governing Law. THIS AGREEMENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.
          8.12 Forum Selection; Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE ADMINISTRATIVE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION IN WHICH COLLATERAL IS LOCATED. EACH GRANTOR HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. EACH GRANTOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. EACH GRANTOR HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
          8.13 Waiver of Jury Trial. EACH GRANTOR, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
          8.14 Set-off. Each Grantor agrees that the Administrative Agent and each Lender have all rights of set-off and banker’s lien provided by applicable law, and in addition thereto, each Grantor agrees that at any time any Event of Default occurs and is continuing, the Administrative Agent and each Lender may apply to the payment of any Secured Obligations, whether or not then due, any and all balances, credits, deposits, accounts or monies of such Grantor then or thereafter with the Administrative Agent or such Lender.
          8.15 Acknowledgements. Each Grantor hereby acknowledges that:

     (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;
     (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
     (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Grantors and the Lenders.
          8.16 Additional Grantors. Each Loan Party that is required to become a party to this Agreement pursuant to Section 10.10 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Loan Party of a joinder agreement in the form of Exhibit G to the Credit Agreement.
          8.17 Releases. (a) At such time as the Secured Obligations have been Paid in Full, the Collateral shall be automatically released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor concurrently with any such termination, the Administrative Agent shall deliver to the Grantors any Collateral held by the Administrative Agent hereunder, and execute and deliver to the Grantors such documents as the Grantors shall reasonably request to evidence such termination.
          (b) If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Credit Agreement, then the Administrative Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral. At the request and sole expense of the Borrowers, a Grantor shall be released from its obligations hereunder in the event that all the equity interests of such Grantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement; provided that the Borrowers shall have delivered to the Administrative Agent, with reasonable notice prior to the date of the proposed release, a written request for release identifying the relevant Grantor and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Borrowers stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents.
          8.18 Obligations and Liens Absolute and Unconditional. Each Grantor understands and agrees that the obligations of each Grantor under this Agreement shall be construed as continuing, absolute and unconditional without regard to (a) the validity or enforceability of any Loan Document, any of the Secured Obligations or any other collateral security therefor or guaranty or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Grantor or any other Person against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of any Grantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of any Grantor for the Secured Obligations, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Grantor, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against any other Grantor or any other Person or against any collateral security or guaranty for the Secured Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from any other Grantor or any other Person or to realize upon any such collateral security or guaranty or to exercise any such right of offset, or any release of any other Grantor or any other Person or any such collateral security, guaranty or right of offset, shall not relieve any Grantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against any Grantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
          8.19 Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor or any Issuer for liquidation or reorganization, should any Grantor or any Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of such Grantor’s or such Issuer’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference”, “fraudulent conveyance”, or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
[Signature pages follow]

          Each of the undersigned has caused this Guaranty and Collateral Agreement to be duly executed and delivered as of the date first above written.
GRANTORS:

KIDS LINE, LLC, a Delaware limited liability company
By:	/s/ CHARLES GINN
	Name:	Charles Ginn
	Title:	Chief Financial Officer

SASSY, INC., an Illinois corporation
By:	/s/ MARC S. GOLDFARB
	Name:	Marc S. Goldfarb
	Title:	Vice President and Secretary

LAJOBI, INC., a Delaware corporation
By:	/s/ CHARLES GINN
	Name:	Charles Ginn
	Title:	Chief Financial Officer and Secretary

I & J HOLDCO, INC., a Delaware Corporation
By:	/s/ CHARLES GINN
	Name:	Charles Ginn
	Title:	Chief Financial Officer and Secretary

LASALLE NATIONAL BANK ASSOCIATION, as Administrative Agent
By:	/s/ TRAVIS J. BURNS
	Name:	Travis J. Burns
	Title:	Senior Vice President